Exhibit 10.3

GUARANTY AND SECURITY AGREEMENT

GUARANTY AND SECURITY AGREEMENT, dated as of December 27, 2010 (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), made by each of the Persons identified on the signature pages hereto as a “Guarantor”, together with any Person who becomes a party hereto pursuant to Section 2.10 (each a “Guarantor” and collectively, the “Guarantors”), in favor of Agent (as defined below) on behalf of each of the Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, CLEARWATER PAPER CORPORATION, a Delaware corporation (and together with any other Person that at any time after the date hereof becomes a Borrower in accordance with the terms thereof, each individually a “Borrower,” and collectively, the “Borrowers”), has entered into the Loan and Security Agreement, dated as of November 26, 2008 (as it may be amended, restated or otherwise modified from time to time, the “Loan Agreement”), with the lenders signatory thereto (collectively, together with their respective successors, transferees and assigns, the “Lenders”) and Bank of America, N.A., in its capacity as agent (“Agent”).

WHEREAS, each Guarantor is a Subsidiary of a Borrower;

WHEREAS, pursuant to Section 10.1.9 of the Loan Agreement, Agent has required Guarantors to guaranty the Obligations and execute and deliver this Agreement; and

WHEREAS, Guarantors have duly authorized the execution, delivery and performance of this Agreement and will receive direct and indirect benefits by reason of the making of the Loans by Lenders to the Borrowers;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to induce Lenders to make the initial Loans to the Borrowers pursuant to the Loan Agreement, each Guarantor hereby agrees with Agent as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1 Certain Terms. The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Agreement” is defined in the preamble.

“Borrower” and “Borrowers” are defined in the first recital.

“Collateral” is defined in Section 2.3.

“Collateral Related Intellectual Property” Intellectual Property used in connection with any manufacture, marketing, distribution or disposition of Collateral.

“Guaranteed Obligations” is defined in Section 2.1.

“Guarantor” and “Guarantors” are defined in the preamble.

“IP License” is defined in Section 5.3.

“License Rejection Liabilities” all damages of Agent or any Lender (a) arising from the diminution of value of the Inventory of any Guarantor in connection with any disposition thereof, or (ii) as determined by a court of competent jurisdiction, in each case, resulting from any Bankruptcy Rejection of the IP License.

“Loan Agreement” is defined in the first recital.

“Lenders” is defined in the first recital.

“Secured Parties” means Agent, Issuing Bank, Lenders and providers of Bank Products.

SECTION 1.2 Loan Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, shall have the meanings provided in the Loan Agreement.

ARTICLE 2

GUARANTY, GUARANTORS

SECTION 2.1 Guaranty. Each Guarantor hereby unconditionally and irrevocably guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise (including, without limitation, all amounts which would have become due but for the operation of the automatic stay under Section 362(a) of the Federal Bankruptcy Code, 11 U.S.C. 362(a)), of the following (collectively, the “Guaranteed Obligations”),

(a) all Obligations of the Borrowers to each Secured Party now or hereafter existing under the Loan Agreement and each other Loan Document (including this Agreement), whether for principal, interest, fees, expenses or otherwise; and

(b) any and all costs and expenses (including reasonable fees and expenses of legal counsel) incurred by each Secured Party in enforcing any of its rights under this Agreement.

This Agreement constitutes a guaranty of payment when due and not merely of collection, and each Guarantor specifically agrees that it shall not be necessary or required that Agent or any Lender exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Borrower, any other Guarantor or any other Person, or any Collateral before or as a condition to the obligations of Guarantor hereunder.

SECTION 2.2 Guaranty Absolute. This Agreement is a continuing, absolute, unconditional and irrevocable guarantee of payment and shall remain in full force and effect until Full Payment of the Guaranteed Obligations. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the agreement under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Agent or any Lender with respect thereto. The liability of Guarantors under this Agreement shall be absolute and unconditional irrespective of:

(a) any lack of validity, legality or enforceability of the Loan Agreement, any other Loan Document or any other agreement or instrument relating to any thereof;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any compromise, renewal, extension, acceleration or release with respect thereto, or any other amendment or waiver of or any consent to departure from the Loan Agreement or any other Loan Document;

(c) any addition, exchange, release, impairment or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the failure of Agent or any Lender

(i) to assert any claim or demand or to enforce any right or remedy against any Guarantor, any Borrower or any other Person (including any other guarantor) under the provisions of the Loan Agreement, any other Loan Document or otherwise, or

(ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Guaranteed Obligations;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Loan Agreement or any other Loan Document;

(f) any defense, set-off or counterclaim which may at any time be available to or be asserted by any Guarantor or any Borrower against Agent or any Lender;

(g) any reduction, limitation, impairment or termination of the Guaranteed Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Guaranteed Obligations or otherwise; or

(h) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Borrower or any Guarantor, other than payment of the Guaranteed Obligations by a Borrower or Guarantor.

SECTION 2.3 Grant and Perfection of Security Interest. To secure the prompt payment and performance of all Guaranteed Obligations, each Guarantor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Guarantor, including all of the following Property, whether now owned or hereafter acquired, and wherever located (with respect to each Guarantor, its “Collateral” and collectively, the “Collateral”, as the context indicates):

(a) all Accounts;

(b) all Deposit Accounts;

(c) all Inventory;

(d) all supporting obligations in respect of Accounts, including letters of credit and guaranties issued in support of Accounts or Proceeds of Collateral;

(e) all securities accounts to the extent of the Cash Equivalents contained therein that were derived from Accounts, Inventory or Deposit Accounts;

(f) all certificates of title, documents or instruments evidencing ownership or title to any of the Property described in Section 2.3 (c) and (h);

(g) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender that were derived from or consist of any of the Property described in this Section 2.3, and any Cash Collateral;

(h) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any of the Property described in this Section 2.3 (the “Proceeds”); and

(i) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to any of the Property described in this Section 2.3.

As security for the payment of all License Rejection Liabilities, each Guarantor hereby assigns to Agent, for the benefit of the Secured Parties, and grants to Agent, for the benefit of the Secured Parties, a continuing security interest in all of such Guarantor’s Collateral Related Intellectual Property, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located.

SECTION 2.4 Deposit Accounts. To further secure the prompt payment and performance of all Guaranteed Obligations, each Guarantor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Guarantor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Guarantor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Guarantor, without inquiry into the authority or right of Agent to make such request.

SECTION 2.5 Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Guarantor, and shall have no responsibility for any investment or loss. Each Guarantor hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Guaranteed Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Guarantor or other Person claiming through or on behalf of any Guarantor shall have any right to any Cash Collateral, until Full Payment of all Guaranteed Obligations.

SECTION 2.6 Other Collateral.

(a) Intentionally Omitted.

(b) Certain After-Acquired Collateral. Guarantors shall promptly notify Agent in writing if, after the Closing Date, any Guarantor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Guarantors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

SECTION 2.7 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Guarantor relating to any Collateral.

SECTION 2.8 Further Assurances. Promptly upon request, Guarantors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Guarantor authorizes Agent to file any financing statement that Agent deems reasonably desirable to preserve and perfect Agent’s security interest in the Collateral of such Guarantor, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

SECTION 2.9 Additional Guarantors. If Borrowers are required, pursuant to Section 10.1.9 of the Loan Agreement, to cause a Subsidiary to become a guarantor hereunder, such Subsidiary shall execute and deliver to Agent a Joinder Agreement substantially in the form of Annex 1 and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Guarantor party hereto on the date hereof.

ARTICLE 3

COLLATERAL ADMINISTRATION

SECTION 3.1 Administration of Accounts.

(a) Records and Schedules of Accounts. Each Guarantor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request.

(b) Taxes. If an Account of any Guarantor includes a charge for any Taxes and an Event of Default has occurred and is continuing, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Guarantor and to charge Guarantors therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Guarantors or with respect to any Collateral.

(c) Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Guarantor, to verify the validity, amount or any other matter relating to any Accounts of Guarantors by mail, telephone or otherwise. Guarantors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. Agent shall give Guarantors notice after any such verification; provided, however, that the failure by Agent to provide Guarantors such notice shall not give rise to any liability on its part or adversely affect any of the relative rights or obligations of Agent or any Guarantor as provided herein.

(d) Maintenance of Dominion Account. Guarantors shall maintain Dominion Accounts, if any, pursuant to lockbox or other arrangements acceptable to Agent. Guarantors shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Guarantors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. Notwithstanding the foregoing in this Section 3.1(d), Guarantors may for a period not exceeding six months after the date of this Agreement maintain the account and lockbox arrangements existing on the date of this Agreement, subject to such accounts being subject to Deposit Account Control Agreements as provided in Section 3.4.

(e) Proceeds of Collateral. Guarantors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account, which Dominion Account may be a Dominion Account of Borrowers (or a lockbox relating to a Dominion Account). If any Guarantor receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account (including a Dominion Account of Borrowers).

SECTION 3.2 Administration of Inventory.

(a) Records and Reports of Inventory. Each Guarantor shall (or Borrower shall on such Guarantor’s behalf) keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request.

(b) Returns of Inventory. No Guarantor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $3,000,000; and (d) any payment received by a Guarantor for a return during any Trigger Period is promptly remitted to Agent for application to the Guaranteed Obligations.

(c) Maintenance. Each Guarantor shall take all steps to assure that all Inventory it produces is produced in accordance with Applicable Law, including the FLSA. Guarantors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

SECTION 3.3 Condition of Equipment. The Equipment necessary for the continued operation of Guarantors’ business is in good operating condition and repair, and all necessary replacements and repairs have been made so that Guarantors can continue the operation of their business.

SECTION 3.4 Administration of Deposit Accounts. Schedule 3.4 sets forth all Deposit Accounts maintained by Guarantors, including all Dominion Accounts. Within sixty (60) days of the date hereof (or such earlier date as Agent may request if an Event of Default has occurred and is continuing), each Guarantor shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an account exclusively used for payroll, payroll taxes or employee benefits). A Guarantor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Each Guarantor shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 3.4 to reflect same.

SECTION 3.5 General Provisions.

(a) Location of Collateral. All tangible items of Collateral, other than Inventory in transit or located with customers, shall at all times be kept by Guarantors at the business locations set forth in Schedule 3.5(a), except that Guarantors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6 of the Loan Agreement, and (b) move Collateral to: (i) another location in the United States, upon 30 Business Days’ prior written notice to Agent, and (ii) another location in Canada, upon 30 Business Days’ prior written notice, so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom, and (B) the aggregate amount of Collateral (as defined in the Loan Agreement) moved to Canada does not exceed $8,000,000 (or such larger amount as greed to by Agent).

(b) Insurance of Collateral; Condemnation Proceeds.

(i) Each Guarantor shall (or Borrowers shall on such Guarantor’s behalf) maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, except that flood insurance obtained by the Guarantors on the properties located at Neenah and Ladysmith, Wisconsin need not be for more than $4,000,000 and $5,000,000, respectively. All proceeds under each policy shall be payable to Agent with respect to the Collateral. From time to time upon request, Guarantors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender loss payee; (ii) requiring 30 days’ prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Guarantor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Guarantor fails to provide and pay for any insurance (or Borrowers fail to provide and pay for such insurance on such Guarantor’s behalf), Agent may, at its option, but shall not be required to, procure the insurance and charge Guarantors therefor. While no Event of Default exists, Guarantors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent in accordance with Section 3.5(b)(ii). If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise any claims involving any Collateral.

(ii) Any proceeds of insurance relating to the Collateral and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and then to any other Guaranteed Obligations.

(c) Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral following the occurrence of an Event of Default or to prevent any Default or Event of Default, shall be borne and paid by Guarantors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Guarantors’ sole risk.

(d) Defense of Title to Collateral. Each Guarantor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

SECTION 3.6 Power of Attorney. Each Guarantor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Guarantor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Guarantor’s name, but at the cost and expense of Guarantors:

(a) Endorse a Guarantor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Guarantor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Guarantor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Guarantor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Guarantor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Guarantor’s obligations under the Loan Documents.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties. Each Guarantor hereby represents and warrants to Agent and Lenders as follows:

(a) Organization and Qualification. Such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Guarantor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority. Such Guarantor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Guarantor, other than those already obtained; (b) contravene the Organic Documents of such Guarantor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Guarantor.

(c) Enforceability. Each Loan Document is a legal, valid and binding obligation of such Guarantor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

SECTION 4.2 Representations and Warranties in Loan Documents. Each Guarantor hereby represents and warrants to Agent and Lenders that it has reviewed Section 9 of the Loan Agreement, and restates as though fully set forth herein, each such representation and warranty made by or with respect to such Guarantor (whether referred to therein as an Obligor or as a Subsidiary of a Borrower) therein other than the representations and warranties in Sections 9.1.1 through 9.1.3.

SECTION 4.3 Complete Disclosure. Each Guarantor hereby represents and warrants to Agent and Lenders that no Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading (it being understood that forecasts and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized). There is no fact or circumstance that any Guarantor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

ARTICLE 5

COVENANTS AND CONTINUING AGREEMENTS, REMEDIES

SECTION 5.1 Affirmative and Negative Covenants. Each Guarantor hereby represents and warrants to Agent and Lenders that it has reviewed Section 10.1 and Section 10.2 of the Loan Agreement, and restate as though fully set forth herein, and agree to be bound by and strictly observe, each covenant made by Borrowers with respect to Guarantors (whether referred to therein as an Obligor or as a Subsidiary of a Borrower) therein.

SECTION 5.2 Remedies upon Default. Each Guarantor hereby represents and warrants to Agent and Lenders that they have reviewed Section 11.2 of the Loan Agreement, and restate as though fully set forth herein, and agree to be bound by and strictly observe, and consent in every respect to each right and remedy afforded to Agent and Lenders with respect to Guarantors (whether referred to therein as an Obligor or as a Subsidiary of a Borrower) therein following the occurrence of a Default or Event of Default.

SECTION 5.3 License. Agent is hereby granted an irrevocable, non-exclusive and royalty-free license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) (collectively, the “IP License”) any or all Intellectual Property of Guarantors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Guarantor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

SECTION 5.4 Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of a Guarantor against any Guaranteed Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Guaranteed Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

SECTION 5.5 Remedies Cumulative; No Waiver.

(a) Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Guarantors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Guaranteed Obligations.

(b) Waivers. No waiver or course of dealing shall be established by (i) the failure or delay of Agent or any Lender to require strict performance by Guarantors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; or (ii) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Guarantors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

ARTICLE 6

MISCELLANEOUS

SECTION 6.1 Reinstatement, etc. Guarantors agree that this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Lender, upon the insolvency, bankruptcy or reorganization of any Borrower, any other Guarantor or otherwise, all as though such payment had not been made.

SECTION 6.2 Waiver. Guarantors hereby waive promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrowers or any other Person (including any other Guarantor) or any collateral securing the Guaranteed Obligations.

SECTION 6.3 Waiver of Subrogation. Guarantors hereby irrevocably waive any claim or other rights which they may now or hereafter acquire against any Borrower that arises from the existence, payment, performance or enforcement of Guarantors’ obligations under this Agreement or any other Loan Document, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy of Agent or any Lender against any Borrower or any other Guarantor or any collateral which Agent or any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from any Borrower or any other Guarantor, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights, until such time as the Guaranteed Obligations shall have been indefeasibly paid in full in cash or Cash Collateralized. If any amount shall be paid to Guarantors in violation of the preceding sentence, such amount shall be deemed to have been paid to Guarantors for the benefit of, and held in trust for, Agent for itself and for the benefit of Lenders, and shall forthwith be paid to Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured. Guarantors acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Agreement and that the waiver set forth in this Section is knowingly made in contemplation of such benefits.

SECTION 6.4 Successors, Transferees and Assigns, etc. This Agreement shall:

(a) be binding upon Guarantors and their respective successors, transferees and assigns; provided, however, that Guarantors may not assign any of their obligations hereunder without the prior written consent of Agent and each Lender; and

(b) inure to the benefit of and be enforceable by Agent and Lenders.

Without limiting the generality of clause (b), any Lender may assign or otherwise transfer (in whole or in part) its rights under this Agreement to any Person to whom it is permitted to assign its rights and obligations under the Loan Documents pursuant to Section 13.3 of the Loan Agreement, and such other Person shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Agreement) or otherwise.

SECTION 6.5 Loan Document. This Agreement is a Loan Document executed pursuant to the Loan Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 6.6 Binding on Successors, Transferees and Assigns; Assignment. In addition to, and not in limitation of, Section 6.4, this Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by Agent and Lenders and their respective successors, transferees and assigns.

SECTION 6.7 Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Guarantors therefrom shall in any event be effective unless the same shall be in writing and signed by Agent and Required Lenders and, if required, approved by the Bankruptcy Court and, in the case of any such amendment, Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 6.8 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile transmission and, if to Guarantors, mailed, given by facsimile transmission or delivered to it care of the Borrower Agent at its address provided for in the Loan Agreement. All such notices shall be given in a manner and otherwise subject to the terms of Section 14.3 of the Loan Agreement.

SECTION 6.9 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

SECTION 6.10 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

SECTION 6.11 Governing Law; Entire Agreement. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

SECTION 6.12 Consent to Forum; Arbitration.

(a) Forum. EACH GUARANTOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES COUNTY, CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH GUARANTOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6.8. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Guarantor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

(b) Arbitration. Notwithstanding any other provision of this Agreement to the contrary, any controversy or claim among the parties relating in any way to any Guaranteed Obligations or Loan Documents, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code). Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration. The arbitration proceedings shall be conducted in Los Angeles, California. The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter. The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award. The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit. Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator. The arbitrator shall have the power to award legal fees to the extent provided by this Agreement. Judgment upon an arbitration award may be entered in any court having jurisdiction. The arbitrator shall not have the power to commit errors of law or legal reasoning, and any award may be reviewed and vacated or corrected on appeal to a court of competent jurisdiction for any such error. The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by Real Estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence. At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced. None of the foregoing provisions of this Section shall limit the right of Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At Agent’s option, foreclosure under a mortgage may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

SECTION 6.13 Waiver of Certain Claims.

(a) To the fullest extent permitted by Applicable Law, each Guarantor waives (i) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Guaranteed Obligations or Collateral; (ii) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Guarantor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (iii) notice prior to taking possession or control of any Collateral; (iv) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (v) the benefit of all valuation, appraisement and exemption laws; (vi) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (vii) notice of acceptance hereof. Guarantor also agrees that the “fair market value” provisions of Section 580a of the California Code of Civil Procedure (and any similar law of or any other applicable jurisdiction) shall have no applicability with respect to the determination of Guarantors’ liability under this Guaranty. Each Guarantor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Guarantors. Each Guarantor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(b) If Agent or any Lender forecloses on any real property collateral that may be pledged by Guarantors, the amount of the Guaranteed Obligations or any obligations of any Guarantor in respect thereof may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and Agent may collect from Guarantors, even if Agent or any Lender, by foreclosing on the real property collateral, has destroyed any right Guarantors may have to collect from Borrowers or any other Guarantor. This is an unconditional and irrevocable waiver of any rights and defenses Guarantors may have if all or part of the Guaranteed Obligations are secured by real property. These rights and defenses are based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure and any similar law of or any other jurisdiction.

(c) WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, GUARANTORS HEREBY WAIVE, TO THE MAXIMUM EXTENT SUCH WAIVER IS PERMITTED BY LAW, ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE §§ 2787, 2799, 2808, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2847, 2848, AND 2855, CALIFORNIA CODE OF CIVIL PROCEDURE §§ 580A, 580B, 580C, 580D, AND 726, AND CHAPTER 2 OF TITLE 14 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR LAWS OF ANY OTHER APPLICABLE JURISDICTION

(d) Agent’s right to enforce this Agreement is absolute and is not contingent upon the genuineness, validity or enforceability of the Guaranteed Obligations or any of the Loan Documents. Guarantors waive all benefits and defenses they may have under California Civil Code Section 2810 or any similar laws in any other applicable jurisdiction and agrees that Agent’s rights under this Agreement shall be enforceable even if Borrowers had no liability at the time of execution of the Loan Documents or the Guaranteed Obligations are unenforceable in whole or in part, or Borrowers cease to be liable with respect to all or any portion of the Guaranteed Obligations

(e) Guarantors waive all benefits and defenses they may have under California Civil Code Section 2809 or any similar laws in any other applicable jurisdiction with respect to its obligations under this Agreement and agree that Agent’s rights under the Loan Documents will remain enforceable even if the amount guaranteed hereunder is larger in amount and more burdensome than that for which Borrowers are responsible.

(f) Guarantors waive all benefits and defenses they may have under California Civil Code §§ 2845, 2849 and 2850 or any similar laws of any other applicable jurisdiction with respect to its obligations under this Agreement, including the right to require Agent to (A) proceed against Borrowers, any guarantor of Borrowers’ obligations under any Loan Document, any other pledgor of collateral for any Person’s obligations to Agent or any other person in connection with the Guaranteed Obligations, (B) proceed against or exhaust any other security or collateral Agent may hold, or (C) pursue any other right or remedy for Guarantors’ benefit.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, Guarantors have caused this Agreement to be duly executed and delivered by their officer thereunto duly authorized as of the date first above written.

CELLU TISSUE HOLDINGS, INC., a Delaware corporation

CELLU TISSUE CORPORATION – NATURAL DAM, a Delaware corporation

CELLU TISSUE CORPORATION – NEENAH, a Delaware corporation

CELLU TISSUE LLC, a Delaware corporation

COASTAL PAPER COMPANY, a Virginia general partnership

MENOMINEE ACQUISITION CORPORATION, a Delaware corporation

VAN PAPER COMPANY, a Mississippi corporation

VAN TIMBER COMPANY, a Mississippi corporation

CELLU TISSUE – THOMASTON, LLC, a Delaware limited liability company

CELLU TISSUE - LONG ISLAND, LLC, a Delaware limited liability company

CELLU TISSUE CORPORATION – OKLAHOMA CITY, a Delaware corporation

By:	/s/ Linda K. Massman

Name: Linda K. Massman
Title: Vice President, Finance and Chief Financial Officer

Chief Executive Office

1885 Lockeway Drive

Suite 501

Alpharetta, GA 30004

S-1

Accepted and Agreed as of the date first written above:

BANK OF AMERICA, N.A., as Agent

By:	/s/ Ron Bornstein

Name: Ron Bornstein
Title: Vice President

S-2

SCHEDULE 3.4

DEPOSIT ACCOUNTS

See Attached.

SCHEDULE 3.5(a)

INVENTORY LOCATIONS

1.	555 North Research Place, Central Islip, NY 11722

2.	Two Forbes St., East Hartford, CT 06108

3.	14 Eastern Park Road, East Hartford, CT 06108

4.	1321 South Magnolia Drive, Wiggins, MS 39577

5.	50 N. Council Road, Oklahoma City, OK 73127

6.	2002 N. Orville Drive, N. Ronkonkoma, NY 11779

7.	50 Emjay Blvd., Brentwood, NY, 11717

8.	85 Nicon Court, Hauppauge, NY, 11788

9.	8530 Janseen Drive, Neenah, WI, 54956

10.	1222 Ehlers Road, Neenah, WI,

11.	54956; 772 and 845 Specialists Ave., Neenahm WI 54956;

12.	3621 East Newberry Street, Appleton, WI,

13.	54915 Blair Avenue, Neenah, WI 54956

14.	729 Chapman Avenue, Neenah, WI, 54956

15.	144 First Street, Menominee, MI

16.	1215 East Worden Ave., Ladysmith, WI 54848

17.	1201 Barnesville Road, Thomaston, GA 30286

18.	100 McIntosh Parkway, Thomaston, GA

19.	4921 Route 58N, Gouverneur, NY 13642

20.	249 N. Lake St., Neenah, Wisconsin 54956,

21.	209 North Lake St. Neenah, WI, 54956

ANNEX I

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of             , 20    , is delivered pursuant Section 2.10 of the Guaranty and Security Agreement (the “Agreement”), dated as of [            ], 2010, by each of the Persons identified on the signature pages hereto as a “Guarantor”, together with any Person who has become a party hereto pursuant to Section 2.10 of the Guaranty and Security Agreement, in favor of Bank of America, N.A. as Agent on behalf of each of Lenders. Capitalized terms used herein without definition are used as defined in the Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 2.10 of the Agreement, hereby becomes a party to the Agreement as a Guarantor thereunder with the same force and effect as if originally named as a Guarantor therein and, without limiting the generality of the foregoing, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations of the undersigned, hereby mortgages, pledges and hypothecates to the Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of the undersigned, and expressly assumes all obligations and liabilities of a Guarantor thereunder. The undersigned hereby agrees to be bound as a Guarantor for the purposes of the Agreement.

The information set forth in Annex 1-A is hereby added to the information set forth in Schedules 3.4 and 3.5(a) of the Agreement. The undersigned hereby represents and warrants that each of the representations and warranties contained in Article 4 of the Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date.

IN WITNESS WHEREOF, THE UNDERSIGNED HAS CAUSED THIS JOINDER AGREEMENT TO BE DULY EXECUTED AND DELIVERED AS OF THE DATE FIRST ABOVE WRITTEN.

[ ],
as a Guarantor

By:

Name:

Title:

Chief Executive Office
[ ]
[ ]
[ ]

ACKNOWLEDGED AND AGREED as of the date first above written:

BANK OF AMERICA, N.A, as Agent

By:
Name:
Title:

ANNEX I-A

INFORMATION TO BE ADDED TO SCHEDULES

Schedule 3.4

Deposit Accounts

Schedule 3.5(a)

Inventory Locations